Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased by $665 thousand, or 29.0%, for the three-month period and by $2.5 million, or 28.8%, for twelve-month period ended June 30, 2026, compared with the same periods last year.
●

Net interest income increased by $1.0 million, or 11.2%, for the three-month period and by $5.7 million, or 16.6%, for the twelve-month period ended June 30, 2026 compared with the same periods last year.

●	Total loans increased by $124.1 million, or 15.3%, for the twelve-month period ended June 30, 2026.
●	Non-performing loans to total loans were 0.07% as of June 30, 2026.
●	Total deposits increased by $84.1 million, or 8.1%, for the twelve-month period ended June 30, 2026.
●	Book value increased by $4.22 per share, or 17.4%, to $28.47 per share as of June 30, 2026 from $24.25 per share as of June 30, 2025.

Minerva, Ohio — July 29, 2026 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $3.0 million for the fourth quarter of fiscal year 2026, an increase of $665 thousand, or 29.0%, from the quarter ended June 30, 2025. Earnings per share for the fourth quarter of fiscal year 2026 were $0.94, compared with $0.73 for the quarter ended June 30, 2025.

Net income increased by $2.5 million, or 28.8%, to $11.2 million, or $3.55 per share, for the twelve months ended June 30, 2026, compared with $8.7 million, or $2.77 per share, for the twelve months ended June 30, 2025. The growth in net income was the result of a $5.7 million, or 16.6%, increase in net interest income because of an increase in interest earning assets combined with an increase in the net interest margin. The return on average equity was 13.11% and the return on average assets was 0.92% for the twelve-month period ended June 30, 2026.

“Strong loan demand in the fourth quarter of fiscal year 2026 contributed to record level of loans and commitments in fiscal year 2026. Across all loan categories, the bank booked $411.1 million in loan commitments in fiscal year 2026, a 52.3% increase over fiscal year 2025. Compared to the prior year, new commercial commitments increased by $106.1 million, or 80.1%; residential mortgage and home equity loan and line commitments increased by $17.7 million, or 34.7%; and new personal loans increased by $13.6 million, or 18.3%. Along with disbursements on previously committed residential and construction projects, the sales efforts behind these production results contributed to a 518-basis point increase in the bank’s loan to deposit ratio, which increased to 83.6%, and a 340-basis point increase in the loan to asset ratio, which increased to 73.2%, as of June 30, 2026, compared with the prior year. The higher yielding asset mix is reflected in the 24-basis point increase in the asset yield and a 10-basis point decrease in cost of funds, resulting in a 30-basis point increase in the net interest margin. While loan balances have increased at an 8.8% compounded annual growth rate since 2021, loan delinquency and nonperforming balances remain low and net charge-offs in fiscal year 2026 were limited to two basis points. Spurred by increases in debit and credit card interchange, customer interest rate swap fees, and mortgage banking revenue, noninterest income increased by 11.2% in fiscal year 2026 compared with fiscal year 2025. While these results reflect strong efforts across the organization, we are investing in management depth to address current and future succession needs; in business banking and retail sales talent in key markets; and in technology to enhance customer experience and to safeguard our data. In addition, we are investing in new markets that we expect to support future growth. As previously announced, plans for the bank’s first Mahoning County branch and for relocating our Dressler Road branch into the heart of Belden Village, Jackson Township’s primary retail, professional, and medical community are both moving forward,” said Ralph J. Lober II, President and Chief Executive Officer.

Quarterly Operating Results Overview

Net income was $3.0 million, or $0.94 per share, for the three months ended June 30, 2026, $2.8 million, or $0.90 per share, for the three months ended March 31, 2026, and $2.3 million, or $0.73 per share, for the three months ended June 30, 2025.

Net interest income was $10.3 million for the three-month period ended June 30, 2026, $10.1 million for the three-month period ended March 31, 2026, and $9.2 million for the three-month period ended June 30, 2025. The net interest margin was 3.47% for the quarter ended June 30, 2026, 3.53% for the quarter ended March 31, 2026, and 3.39% for the quarter ended June 30, 2025. The yield on average interest-earning assets was 5.16% for the quarter ended June 30, 2026, compared with 5.21% for the quarter ended March 31, 2026, and 5.03% for the quarter ended June 30, 2025. The cost of funds was 2.26% for the quarter ended June 30, 2026, compared with 2.25% for the quarter ended March 31, 2026, and 2.23% for the quarter ended June 30, 2025. The increase in the net interest margin from the prior year is primarily a result of higher yields on interest-earning assets as funds have been reinvested at higher current market rates and a change in the balance sheet mix with more funds being invested in loans. During the three-month period ended March 31, 2026, the net interest margin was positively impacted by higher commercial loan prepayment fee income that was recognized during that period.

The provision for credit losses was $380 thousand for the three-month period ended June 30, 2026, compared with $480 thousand for the three-month period ended June 30, 2025. Net recoveries of $60 thousand were recorded for the three-month period ended June 30, 2026, compared with net charge-offs of $57 thousand that were recorded for the three-month period ended June 30, 2025.

Other income increased by $160 thousand, or 11.3%, for the three-month period ended June 30, 2026, compared to the same prior year period primarily due to an increase of $86 thousand, or 13.9%, in debit card interchange income, $19 thousand, or 13.8%, in mortgage banking revenue, and $22 thousand, or 21.6%, in bank owned life insurance income because of the purchase of additional life insurance policies.

Other expenses increased by $530 thousand, or 7.1%, for the three-month period ended June 30, 2026, compared to the same prior year period. The increases were primarily in salaries and benefits and occupancy and software expenses for the three-month period ended June 30, 2026, compared with the same prior year period, because of additions to staff in the lending area and additional investments in software and security monitoring.

Year-to-Date Operating Results Overview

Net income was $11.2 million, or $3.55 per share, for the twelve months ended June 30, 2026, compared to $8.7 million, or $2.77 per share, for the same prior year period.

Net interest income increased by $5.7 million, or 16.6%, to $39.8 million for the twelve-month period ended June 30, 2026 from $34.1 million for the same prior year period. The net interest margin was 3.45% for the year-to-date period ended June 30, 2026, and 3.15% for the same period ended June 30, 2025. The yield on average interest-earning assets increased to 5.14% for the fiscal year-to-date period ended June 30, 2026, compared with 4.90% for the same prior year period. The cost of funds decreased to 2.27% for the fiscal year-to-date period ended June 30, 2026, from 2.37% for the same prior year period.

The provision for credit losses was $1.2 million for the twelve-month period ended June 30, 2026, compared with $1.1 million for the same period last year. The increase in the provision for credit losses was primarily the result of the growth in loans and unfunded construction loan commitments. Net charge-offs of $197 thousand, or 0.02% of total loans, were recorded for the twelve-month period ended June 30, 2026. Net charge-offs of $597 thousand, or 0.07% of total loans, were recorded for the twelve-month period ended June 30, 2025.

Other income increased by $611 thousand, or 11.2%, for the twelve-month period ended June 30, 2026, compared to the same prior year period primarily due to $106 thousand of revenue recognized on interest rate swaps, mortgage banking income increasing by $121 thousand, or 30.3%, and debit card interchange income increasing by $209 thousand, or 8.4%.

Other expenses increased by $3.4 million, or 12.0%, for the twelve-month period ended June 30, 2026, compared to the same prior year period. Salaries and benefits increased by $2.3 million, or 14.7%, compared with the same prior year period because of additions of staff in the lending area and branch network, and because of annual merit and cost of living adjustments. Occupancy and equipment expenses increased by $581 thousand, or 15.6%, compared with the same prior year period because of increases in software license expense, additional investments in security monitoring software, and increases in occupancy and premise expenses primarily because of the two new branch locations that were opened during the third quarter of fiscal year 2025 and second quarter of fiscal year 2026.

Balance Sheet and Asset Quality Overview

Total assets were $1.28 billion as of June 30, 2026, which reflects an increase of $115.4 million, or 9.9%, from $1.17 billion as of June 30, 2025. From June 30, 2025 to June 30, 2026, total loans increased by $124.1 million, or 15.3%, and total deposits increased by $84.1 million, or 8.1%.

Non-performing loans were $696 thousand as of June 30, 2026, of which $58 thousand is guaranteed by the Small Business Administration. Excluding the guaranteed portion, non-performing loans were $638 thousand, or 0.07% of total loans, as of June 30, 2026, and $699 thousand, or 0.09% of total loans as of June 30, 2025. The allowance for credit losses (ACL) as a percentage of total loans was 0.99% as of June 30, 2026 and 1.04% as of June 30, 2025.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-three full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Mahoning, Stark, and Summit counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at https://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three-Month Periods Ended		Twelve-Month Periods Ended
Consolidated Statements of Income	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Total interest income	$15,322	$13,772	$59,428	$53,049
Total interest expense	5,059	4,546	19,649	18,942
Net interest income	10,263	9,226	39,779	34,107
Provision for credit losses	380	480	1,195	1,147
Other income	1,577	1,417	6,061	5,450
Other expenses	7,985	7,455	31,468	28,086
Income before income taxes	3,475	2,708	13,177	10,324
Income tax expense	517	415	2,013	1,657
Net income	$2,958	$2,293	$11,164	$8,667
Basic and diluted earnings per share	$0.94	$0.73	$3.55	$2.77

Consolidated Statements of Financial Condition	June 30, 2026	June 30, 2025
Assets
Cash and cash equivalents	$26,263	$19,908
Securities, available-for-sale	257,584	273,875
Securities, held-to-maturity	4,308	5,167
Equity securities, at fair value	—	392
Other equity securities, at cost	3,159	2,669
Loans held for sale	1,066	814
Total loans	937,533	813,458
Less: allowance for credit losses	9,265	8,470
Net loans	928,268	804,988
Other assets	59,725	57,195
Total assets	$1,280,373	$1,165,008
Liabilities and Shareholders’ Equity
Deposits	$1,120,962	$1,036,818
Other interest-bearing liabilities	56,217	38,062
Other liabilities	13,309	13,857
Total liabilities	1,190,488	1,088,737
Shareholders’ equity	89,885	76,271
Total liabilities and shareholders’ equity	$1,280,373	$1,165,008

	At or For the Twelve Months Ended
Performance Ratios:	June 30, 2026	June 30, 2025
Return on Average Assets	0.92%	0.78%
Return on Average Equity	13.11	12.05
Average Equity to Average Assets	7.04	6.44
Net Interest Margin (Fully Tax Equivalent)	3.45	3.15

Market Data:
Book Value to Common Share	$28.47	$24.25
Dividends Paid per Common Share	$0.84	$0.76
Period End Common Shares	3,156,730	3,144,775

Asset Quality:
Net Charge-offs to Total Loans	0.02%	0.07%
Non-performing Assets to Total Assets	0.05	0.09
ACL to Total Loans	0.99	1.04